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                                                                 Exhibit 4(e)(3)

                                                                  EXECUTION COPY




                             AMERICAN AIRLINES, INC.

                           MBIA INSURANCE CORPORATION

                            SALOMON SMITH BARNEY INC.

                           J.P. MORGAN SECURITIES INC.

                     CREDIT SUISSE FIRST BOSTON CORPORATION

                MERRILL LYNCH PIERCE FENNER & SMITH INCORPORATED

                        MORGAN STANLEY & CO. INCORPORATED

                            WESTLB AG, LONDON BRANCH

                   American Airlines Pass Through Certificates
                                  Series 2002-1


                            INDEMNIFICATION AGREEMENT




Dated: As of September 24, 2002
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INDEMNIFICATION AGREEMENT, dated as of September 24, 2002 (this "Indemnification
Agreement"), by and among AMERICAN AIRLINES, INC. ("American"), MBIA INSURANCE CORPORATION (the "Policy Provider") and Salomon Smith Barney Inc., J.P. MORGAN SECURITIES INC., CREDIT SUISSE FIRST BOSTON CORPORATION, MERRILL LYNCH PIERCE FENNER & SMITH INCORPORATED, MORGAN STANLEY & CO. INCORPORATED and WESTLB AG, LONDON BRANCH (the "Underwriters").

            Section 1. Defined Terms. Unless the context clearly requires otherwise, all capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Underwriting Agreement, dated September 17, 2002 (the "Underwriting Agreement"), between American and the Underwriters.

            Section 2. Representations, Warranties and Agreements of the Underwriters. Each of the Underwriters represents, warrants and agrees with the Policy Provider that with respect to the offering of the Class G Certificates, it will not use any offering materials (other than the Prospectus) which make reference to, or relate to, the Policy Provider without the written consent of the Policy Provider.

            Section 3. Representations and Warranties of American. American represents and warrants to, and agrees with, the Policy Provider as follows:

            (a) The Registration Statement has been filed with, and has been declared effective by, the Commission and the Prospectus will be filed in accordance with Rule 424(b) of the rules and regulations of the Commission under the Securities Act.

            (b) Except for the Policy Provider Information and the information contained in the last three sentences of the second paragraph, the fourth paragraph (other than the first and fourth sentences) and the eighth paragraph appearing under the heading "Underwriting" (the "Underwriting Information") in the Prospectus Supplement, (i) the Registration Statement on the date it became effective under the Securities Act, neither contained any untrue statement of a material fact nor omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) as of the date of the Prospectus Supplement, the Prospectus did not, and on the Closing Date the Prospectus will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            Section 4. Representations, Warranties and Agreements of the Policy Provider. The Policy Provider represents and warrants to, and agrees with, American and each of the Underwriters as follows:

            (a) Organization and Licensing. The Policy Provider is a New York domiciled stock insurance company which is licensed under the laws of the State of New York to write financial guarantee insurance and is duly qualified or licensed to do business in each jurisdiction where such qualification or licensing is necessary.


            (b) Corporate Power. The Policy Provider has the corporate power and authority to issue the Policy and execute and deliver this Indemnification Agreement, the
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Intercreditor Agreement and the Policy Provider Agreement and to perform all of its obligations hereunder and thereunder.

            (c) Authorization; Approvals. The Policy Provider has duly authorized, executed and delivered this Indemnification Agreement, the Intercreditor Agreement and the Policy Provider Agreement and all licenses, orders, consents or other authorizations or approvals of any governmental boards or bodies required for the enforceability of the Policy have been obtained.

            (d) Enforceability. The Policy, when issued, will constitute, and each of this Indemnification Agreement, the Intercreditor Agreement and the Policy Provider Agreement constitutes, a legal, valid and binding obligation of the Policy Provider, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership and other similar laws affecting creditors' rights generally and by general principles of equity and subject to principles of public policy limiting the right to enforce the indemnification provisions contained herein insofar as such provisions relate to indemnification for liabilities arising under federal securities laws.

            (e) Financial Information. The financial statements and financial information of the Policy Provider included in or incorporated by reference into the Prospectus, fairly present in all material respects the financial condition of the Policy Provider as of the dates and for the periods covered by such statements and information in accordance with generally accepted accounting principles consistently applied.

            (f) Policy Provider Information. On the date hereof and on the Closing Date, the information included in or incorporated by reference into the Prospectus under the caption "Description of the Policy Provider" (the "Policy Provider Information") is and will be true and correct in all material respects and does not and will not contain any untrue statement of a material fact and does not and will not omit any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Policy Provider consents to the inclusion in the Prospectus of the Policy Provider Information.

            (g) Modifications to the Policy Provider Information. If, during such period after the first date of the public offering of the Class G Certificates when the Prospectus is required by law to be delivered in connection with sales of the Class G Certificates by an Underwriter or dealer, any event shall occur as a result of which it is necessary, in the reasonable opinion of counsel for the Underwriters, counsel for American or counsel for the Policy Provider, to amend or supplement the Prospectus in order to make the Policy Provider Information, in the light of the circumstances when the Prospectus is delivered to a purchaser, not misleading, forthwith to prepare and furnish, at the Policy Provider's own expense, to American, to the Underwriters and to the dealers (whose names and addresses the Underwriters will furnish to the Policy Provider) to which the Class G Certificates may have been sold by the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the Policy Provider Information as so amended or supplemented will not, in the light of the circumstances when the Prospectus is delivered to a purchaser, be misleading.



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            (h) No Litigation. There are no actions, suits, proceedings or investigations pending or, to the best of the Policy Provider's knowledge, threatened against it at law or in equity or before or by any court, governmental agency, board or commission or any arbitrator which, if decided adversely, would materially and adversely affect its ability to perform its obligations under the Policy, this Indemnification Agreement, the Intercreditor Agreement or the Policy Provider Agreement.

            (i) Incorporated Documents. The documents of the parent company of the Policy Provider incorporated by reference in the Prospectus, at the time they were filed with the Commission, complied in all material respects with the requirements of the Exchange Act.

            (j) Exemption from Registration. The Policy is exempt from registration under the Securities Act.

            Section 5. Indemnification and Contribution.

            (a) The Policy Provider agrees to indemnify and hold harmless (i) each Underwriter and each person, if any, who controls such Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and (ii) American and each of its directors and each person, if any, who controls American within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred by any Underwriter or American or any such controlling person in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Policy Provider Information, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

            (b) Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Policy Provider, each of its directors and each person, if any, who controls the Policy Provider within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Policy Provider and to such Underwriter, but only with reference to the Underwriter Information in the Prospectus.

            (c) Except for the Policy Provider Information and the Underwriter Information in the Prospectus, American agrees to indemnify and hold harmless the Policy Provider, each of its directors and each person, if any, who controls the Policy Provider within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred by the Policy Provider or any such controlling person in connection with defending or investigating any such action or claim) caused by (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.



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            (d) In case any proceeding (including any governmental
investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either of the three preceding paragraphs, such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing; provided that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under this Section 5 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party other than under this Section 5. An indemnifying party may participate at its own expense in the defense of such action. If it so elects within a reasonable time after receipt of such notice, an indemnifying party, jointly with any other indemnifying parties receiving such notice, may, except as provided in the immediately following sentence, assume the defense of such action, with counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

            (e) If the indemnification provided for in paragraphs (a), (b) or
(c) of this Section 5 is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in the case of the indemnities provided in paragraphs (a) (as between the Policy Provider and the Underwriters) and (b) in such proportion as is appropriate to reflect the relative fault of the Policy Provider on the one hand and of the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) in the case of the indemnities provided in paragraphs (a) (as between the Policy Provider and American) and (c), (A) in such proportion as is appropriate to reflect the relative benefits received by the Policy Provider on the one hand and



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American on the other hand from the offering of the Class G Certificates or (B)
if the allocation provided by clause (A) of this clause (ii) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (A) above but also the relative fault of the Policy Provider on the one hand and of American on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Policy Provider or American on the one hand and of the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Policy Provider or American or by the Underwriters and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters' respective obligations to contribute pursuant to this Section 5 are several in proportion to the respective principal amounts of Class G Certificates they have purchased pursuant to the Underwriting Agreement, and not joint.

            (f) American, the Policy Provider and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 5 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (e) above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in paragraph (e) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5, (i) no Underwriter shall be required to contribute hereunder any amount in excess of the amount by which the total price at which the Class G Certificates underwritten by it and distributed to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission and (ii) no Underwriter shall be required to contribute hereunder and under the Underwriting Agreement in the aggregate any amount in excess of the amount by which the total price at which the Offered Certificates underwritten by it and distributed to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11
(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 5 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

            (g) The indemnity and contribution provisions contained in this
Section 5 and the representations and warranties of the Policy Provider contained in this Indemnification Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Indemnification Agreement, (ii) any investigation or statement as to the results of any investigation made by or on behalf of (x) any Underwriter or any person controlling any Underwriter (y) the Policy Provider, its officers or directors or any person controlling the Policy Provider or (z) American, its officers or directors or any person controlling American and (iii) acceptance of and payment for any of the Class G Certificates.


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            Section 6. Amendments, Etc. This Indemnification Agreement may be
amended, modified, supplemented or terminated only by written instrument or written instruments signed by the parties hereto.

            Section 7. Notices. All demands, notices and other communications to be given hereunder shall be in writing (except as otherwise specifically provided herein) and shall be mailed by registered mail or personally delivered and telecopied to the recipient as follows:

            (a) To American:

                American Airlines, Inc.
                433 Amon Carter Boulevard
                Fort Worth, Texas  76155
                Attention: Treasurer
                Facsimile:  817-967-4318

                With a copy to:

                Debevoise & Plimpton
                919 Third Avenue
                New York, NY 10022
                Attention: John Curry
                Facsimile: (212) 909-6836
                Confirmation: (212) 909-6351

            (b) To the Policy Provider:

                MBIA Insurance Corporation
                113 King St.
                Armonk, New York 10504
                Attention:  Insured Portfolio Management, Structured Finance
                Facsimile:  (914) 765-3163
                Confirmation:  (914) 273-4545

                With a copy to:

                Latham & Watkins
                885 Third Avenue
                New York, NY 10022
                Attention: Robert A. Greenspon
                Facsimile: (212) 751-4864
                Confirmation: (212) 906-1331

            (c) To the Underwriters:

                c/o Salomon Smith Barney, Inc.
                388 Greenwich Street
                34th Floor
                New York, New York 10013


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                Attention: Mark Rhodes, First Vice President
                Facsimile: 212-816-0949
                Confirmation: 212-816-5822

                With a copy to:

                Shearman & Sterling
                599 Lexington Avenue
                New York, NY 10022
                Attention: Alexander C. Bancroft
                Facsimile: (646) 848-7179
                Confirmation: (212) 848-4000

            A party may specify an additional or different address or addresses by writing mailed or delivered to the other parties as aforesaid. All such notices and other communications shall be effective upon receipt. All such notices telecopied shall be effective upon acknowledgment of receipt electronically confirmed by the sender's telecopy machine.

            Section 8. Severability. In the event that any provision of this Indemnification Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the parties hereto agree that such holding shall not invalidate or render unenforceable any other provision hereof. The parties hereto further agree that the holding by any court of competent jurisdiction that any remedy pursued by any party hereto is unavailable or unenforceable shall not affect in any way the ability of such party to pursue any other remedy available to it.

            Section 9. Governing Law. This Indemnification Agreement shall be governed by and construed in accordance with the laws of the State of New York.

            Section 10. Counterparts. This Indemnification Agreement may be executed in counterparts by the parties hereto, and all such counterparts shall constitute one and the same instrument.

            Section 11. Headings. The headings of Sections contained in this Indemnification Agreement are provided for convenience only. They form no part of this Indemnification Agreement and shall not affect its construction or interpretation.

            Section 12. Miscellaneous. This Indemnification Agreement shall inure to the benefit and be binding upon the parties hereto and their respective successors and assigns and the officers and directors and controlling persons referred to in Section 5 hereof, and no other person shall have any right or obligation hereunder. This Indemnification Agreement supercedes all prior agreements or understandings entered into by the Policy Provider relating to the subject matter hereof.



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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the day and year first above mentioned.

                                                AMERICAN AIRLINES, INC.


                                                By:  /s/ Leslie M. Benners
                                                     ---------------------------
                                                     Name:  Leslie M. Benners
                                                     Title: Managing Director,
                                                            Corporate Finance &
                                                            Banking


                                                MBIA INSURANCE CORPORATION


                                                By:  /s/ Kenneth L. Degen
                                                     ---------------------------
                                                     Name:  Kenneth L. Degen
                                                     Title: Managing Director


                                                SALOMON SMITH BARNEY INC.
                                                J.P. MORGAN SECURITIES INC.
                                                On their behalf and on behalf of
                                                the several Underwriters

                                                By:  SALOMON SMITH BARNEY INC.



                                                By:  /s/ Thomas Bliemel
                                                     ---------------------------
                                                     Name:  Thomas Bliemel
                                                     Title: Director



                                                By:  J.P. MORGAN SECURITIES INC



                                                By:  /s/ Sangho Rhee
                                                     ---------------------------
                                                     Name:  Sangho Rhee
                                                     Title: Vice President